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EXHIBIT 12

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                  For the Twelve Months ended October 31,
                           -----------------------------------------------------
                              2000       2001       2002       2003      2004
                           -----------------------------------------------------

Earnings:
Income before income taxes  $232,766   $339,712   $347,318  $411,153   $647,432
Interest expense              46,816     59,038     65,344    74,086     94,324
Rent expense                     639        852        930     1,150      1,474
Amortization                     635        897      1,037     2,689      1,085
                           -----------------------------------------------------
                            $280,856   $400,499   $414,629   489,078    744,315
                           =====================================================

Fixed charges:
Homebuilding
Interest incurred            $60,275    $79,245    $90,331  $104,763   $113,452
Rent expense                     639        852        930     1,150      1,474
Amortization                     635        897      1,037     2,689      1,085
                           -----------------------------------------------------
                             $61,549    $80,994    $92,298  $108,602   $116,011
                           =====================================================

Ratio                           4.56       4.94       4.49      4.50       6.42